COMPUTATIONS OF RATIOS OF EARNINGS TO FIXED CHARGES

                                 Three months ended         Nine months ended
                                       June 30                   June 30
(Dollars in thousands)            2000         1999         2000         1999
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Income before taxes           $184,670     $163,857     $554,269     $399,819
Add fixed charges:
    Interest expense             6,518        7,443       19,220       23,623
    Interest factor on rent      4,427        3,416       13,223       10,409
                              --------------------------------------------------
Total fixed charges            $10,945      $10,859      $32,443      $34,032
                              --------------------------------------------------

Earnings before fixed charges
charges                       $195,615     $174,716     $586,712     $433,851
    And taxes on income
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Ratio of earnings to fixed
  Charges                         17.9        16.1          18.1         12.7